Press Release

FOR IMMEDIATE RELEASE

Contact: Terri McKay, FHLBank Pittsburgh: 412-288-2830; cell 412-523-8511 tmckay@fhlb-pgh.com

FHLBANK PITTSBURGH ANNOUNCES THIRD QUARTER 2013 FINANCIAL RESULTS

PITTSBURGH, October 29, 2013 – The Federal Home Loan Bank of Pittsburgh (FHLBank or the Bank) today announced unaudited financial results for the third quarter of 2013. The Bank recorded net income of $43.5 million. The Board of Directors declared a dividend of 1.50 percent annualized, payable to the Bank’s stockholders on October 30, 2013.

“Our third quarter performance shows sustained and steady progress,” said Winthrop Watson, President and Chief Executive Officer. “These results add to our support of affordable housing and community development in our region.”

Operating Results
The Bank’s net income for the third quarter of 2013 was $43.5 million compared to $33.0 million for the third quarter of 2012. The increase was driven primarily by net gains on the early extinguishment of debt and higher net gains on derivatives and hedging activities, partially offset by lower net interest income. Net gains on the early extinguishment of debt recognized during the third quarter of 2013 totaled $9.6 million. Net gains on derivatives and hedging activities were $5.4 million in the third quarter of 2013 compared to $3.5 million in the third quarter of 2012. Net interest income for the third quarter of 2013 declined to $47.5 million from $50.0 million for the third quarter of 2012, primarily due to lower prepayment fees on advances. Third quarter 2013 performance allowed the Bank to set aside $4.8 million for affordable housing programs.

more

• 601 Grant Street • Pittsburgh, PA 15219-4455 • 412-288-3400 • www.fhlb-pgh.com

FHLBank Pittsburgh Reports Third Quarter 2013 Results – page two

For the nine months ended September 30, 2013, net income was $104.1 million compared to $78.0 million for the same prior-year period. The increase was primarily due to higher net gains on derivatives and hedging activities, lower net OTTI credit losses and the impact of the third quarter 2013 net gains on the early extinguishment of debt, partially offset by lower net interest income. Net gains on derivatives and hedging activities were $14.1 million for the first nine months of 2013 compared to $2.6 million for the same period in 2012. Net OTTI credit losses were $(0.4) million and $(11.0) million, respectively, for the first nine months of 2013 and 2012. Net interest income was $135.0 million for the nine months ended September 30, 2013, compared to $142.1 million in the same prior-year period. Lower net interest income for the first nine months of 2013 was primarily due to lower prepayment fees on advances.

As previously reported, the vast majority of the securities in the Bank’s private-label MBS portfolio were AAA-rated at the time of purchase. Based on the performance of certain securities, among other information, it appears that the underwriting standards represented in the offering materials for these securities were not followed. As a result, the Bank owns certain private-label MBS, which it otherwise would not have owned, on which it has recognized losses. In 2009, the Bank filed lawsuits against certain issuers, underwriters and rating agencies related to these misrepresentations. This litigation is in process.

Balance Sheet Highlights
At September 30, 2013, total assets were $61.6 billion, a decrease of $3.0 billion from $64.6 billion at December 31, 2012. Advances totaled $39.5 billion at September 30, 2013, down $1.0 billion, or 2%, from $40.5 billion at December 31, 2012. In addition, Federal funds sold and securities purchased under agreements to resell decreased approximately $3.1 billion in the first nine months of 2013 as the Bank’s liquidity needs declined.

Total capital at September 30, 2013, was $3.2 billion, down from $3.4 billion from December 31, 2012. This decrease was primarily driven by excess capital stock repurchases. Total retained earnings were $652.2 million at September 30, 2013, an increase of $92.9 million from $559.3 million at December 31, 2012. Total retained earnings at September 30, 2013 included $51.3 million of restricted retained earnings. At September 30, 2013, the Bank had total regulatory capital of $3.1 billion and exceeded all regulatory capital requirements.

more

FHLBank Pittsburgh Reports Third Quarter 2013 Results – page three

The Board of Directors declared a dividend for the quarter equal to an annual yield of 1.50 percent. The dividend will be calculated on stockholders’ average balances during the period July 1, 2013, to September 30, 2013, and credited to stockholders’ accounts on Wednesday, October 30, 2013.

Detailed financial information regarding the third quarter of 2013 will be available in FHLBank Pittsburgh’s third quarter 2013 Form 10-Q filing, which the Bank anticipates filing around November 7, 2013. Detailed financial information regarding 2012 is available in the 2012 Annual Report on Form 10-K, which can be accessed through FHLBank Pittsburgh’s website at www.fhlb-pgh.com or on the SEC’s website at www.sec.gov.

FHLBank Pittsburgh is a wholesale bank that serves the housing finance, community and economic development needs of its owner-members. FHLBank Pittsburgh provides reliable access to low-cost funds, competitive pricing in the purchase of mortgage loans, correspondent banking, technical assistance, affordable housing grants and other programs so that members can better serve their communities. FHLBank Pittsburgh is privately capitalized and funded and does not use taxpayer dollars. At September 30, 2013, it had 298 members in its district of Delaware, Pennsylvania and West Virginia and approximately $62 billion in assets. FHLBank Pittsburgh is one of twelve Banks in the Federal Home Loan Bank System, established by Congress in 1932 to support the residential mortgage and community development activities of local financial institutions.

This document contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Actual performance or events may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, economic and market conditions, real estate, credit and mortgage markets; volatility of market prices, rates, and indices related to financial instruments; political, legislative, regulatory, litigation, or judicial events or actions; changes in assumptions used in the quarterly Other-Than-Temporary Impairment (OTTI) process; risks related to mortgage-backed securities; changes in the assumptions used in the allowance for credit losses; changes in the Bank’s capital structure; changes in the Bank’s capital requirements; membership changes; changes in the demand by Bank members for Bank advances; an increase in advances’ prepayments; competitive forces, including the availability of other sources of funding for Bank members; changes in investor demand for consolidated obligations and/or the terms of interest rate exchange agreements and similar agreements; changes in the Federal Home Loan Bank (FHLBank) System’s debt rating or the Bank’s rating; the ability of the Bank to introduce new products and services to meet market demand and to manage successfully the risks associated with new products and services; the ability of each of the other FHLBanks to repay the principal and interest on consolidated obligations for which it is the primary obligor and with respect to which the Bank has joint and several liability; applicable Bank policy requirements for retained earnings and the ratio of the market value of equity to par value of capital stock; the Bank’s ability to maintain adequate capital levels (including meeting applicable regulatory capital requirements); business and capital plan adjustments and amendments; technology risks; and timing and volume of market activity. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. FHLBank Pittsburgh does not undertake to update any forward-looking statements made in this announcement.

more

FHLBank Pittsburgh Reports Third Quarter 2013 Results – page four

Unaudited Condensed Statements of Condition and Income
(in millions)

	September 30,	December 31,
Condensed Statement of Condition	2013	2012
ASSETS:
Cash and due from banks	$3,063.1	$1,350.6
Federal funds sold and securities purchased under agreements to resell	3,955.0	7,095.0
Investment securities	11,572.3	11,950.8
Advances	39,505.9	40,497.8
Mortgage loans held for portfolio, net	3,277.7	3,532.5
All other assets	188.8	189.6

Total assets	$61,562.8	$64,616.3

LIABILITIES:
Consolidated obligations, net	$57,208.4	$59,284.1
All other liabilities	1,171.8	1,903.2

Total liabilities	58,380.2	61,187.3

CAPITAL:
Capital stock	2,487.6	2,816.0
Retained earnings	652.2	559.3
Accumulated other comprehensive income	42.8	53.7

Total capital	3,182.6	3,429.0

Total liabilities and capital	$61,562.8	$64,616.3

	Three months ended		Nine months ended
	September 30,		September 30,
Condensed Statement of Income	2013	2012	2013	2012
Total interest income	$144.4	$176.7	$445.5	$547.3
Total interest expense	96.9	126.7	310.5	405.2

Net interest income	47.5	50.0	135.0	142.1

Provision (benefit) for credit losses	(0.7)	(0.1)	(2.0)	—

Net OTTI losses	—	(0.2)	(0.4)	(11.0)

All other income	17.8	4.6	32.9	8.3

All other expense	17.7	17.8	53.7	52.7

Income before assessments	48.3	36.7	115.8	86.7

Affordable Housing Program assessment	4.8	3.7	11.7	8.7

Net income	$43.5	$33.0	$104.1	$78.0

# # #